Exhibit 99.1
Phoenix Footwear Group, Inc.

PHOENIX FOOTWEAR GROUP, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2005 FINANCIAL RESULTS
•	Net sales for the fourth quarter increased 60% to $33.2 million and 2005 net sales increased 43% to a record $109.2 million

•	Fourth quarter operating income of $1.6 million compared to a net loss of $603,000 in 4Q’04

•	Two new brands added to portfolio during 2005 — Chambers Belt Company and Tommy Bahama Footwear
Carlsbad, CA, March 23, 2006 — Phoenix Footwear Group, Inc. (AMEX: PXG), a multi-brand footwear, apparel and accessories company, announced today consolidated results for the fourth quarter and full fiscal year ended December 31, 2005.
Net sales for the fourth quarter ended December 31, 2005 increased 60.2% to $33.2 million, compared to $20.7 million for the fourth quarter of 2004. The strong top-line performance during the fourth quarter was driven by robust growth from the Royal Robbins brand and the recently acquired Chambers and Tommy Bahama brands. Including Altama, the Company’s organic growth, which excludes brands acquired in the last twelve months, was a negative 3.9% for the quarter. This reflects a 24.5% increase in Royal Robbins and a 4.1% increase in H.S. Trask, offset by sales declines in the other brands. Net income for the fourth quarter was $71,000, or $0.01 per diluted share, on 8.3 million weighted-average shares outstanding, compared to a net loss of $624,000, or $0.08 per diluted share, on 7.3 million weighted-average shares outstanding, for the comparable quarter a year ago.
Commenting on the fourth quarter, James Riedman, Phoenix Footwear’s Chairman, said, “We are very pleased with the Company’s top-line growth and our return to profitability from a loss a year ago. We significantly improved all of our operating and financial metrics during the quarter. We increased gross margins, lowered operating costs as a percentage of sales and reduced debt in our seasonally weakest quarter of the year. In addition, during 2005, we made two significant acquisitions and continued investing in our legacy brands. We view 2005 as a transitional year for the Company and expect that our improvements in these businesses will generate better revenue growth and profitability in 2006 and beyond.”
Mr. Riedman continued, “As we begin 2006, our efforts are paying off. The trend for each of our brands is positive and we believe will continue to strengthen in 2006. In the first quarter of 2006, we expect to see organic growth across most of our brands, and anticipate that earnings will exceed those of 2005. Overall we are very optimistic about the opportunities that lie ahead.”
Gross margin in the fourth quarter of 2005 expanded 200 basis points to 37.4%, compared to 35.4% in the fourth quarter of 2004. The improvement in gross margin was primarily due to lower close-outs and mark downs.
Operating costs increased 35.8% to $10.8 million, compared to $7.9 million in the fourth quarter of 2004. Operating expenses as a percentage of sales were 32.4% in the fourth quarter, down 590 basis points as compared to the fourth quarter of 2004, and included $175,000 of pre-selling expenses associated with the Company’s new Canadian subsidiary and legal costs related to the Altama purchase price reduction. Operating income for the fourth quarter totaled $1.6 million, or 4.9% of sales, compared to an operating loss of $603,000 in the fourth quarter of 2004.
During the fourth quarter of 2005, interest expense totaled $1.4 million, compared to $385,000 in the comparable prior year period. This increase is primarily related to increased acquisition and working capital debt associated with brand acquisitions and higher interest rates. The Company continues to closely monitor its debt levels, and during the fourth quarter reduced debt by $3.2 million from the end of the third quarter.
For the twelve months ended December 31, 2005, net sales increased 42.9% to a record $109.2 million compared to $76.4 million for the comparable prior-year period. The growth was primarily attributable to a robust year-over-year increase from Royal Robbins and H.S. Trask and strong contribution from Chambers and Tommy Bahama in the second half of 2005. Organic growth in our legacy brands (which includes Trotters, SoftWalk, Royal Robbins and H.S. Trask) during 2005 declined 2.4% as the strength at Royal Robbins and H.S. Trask was offset by sales declines in the other legacy brands.
Net income for the twelve months ended December 31, 2005 was $1.2 million, or $0.15 per diluted share, compared to net income of $3.0 million, or $0.48 per diluted share, for the comparable period a year ago. Weighted-average shares outstanding for the two periods were 8.1 million and 6.3 million, respectively.
Gross margin for the twelve months ended December 31, 2005 was 37.9%, compared to 41.3% for the comparable prior-year period. The decrease in the gross margin was due to recent acquisitions which generate lower gross margins than the Company’s other branded products and a higher level of footwear close-out and mark down sales as compared to 2004.
Operating costs for the twelve months ended December 31, 2005 totaled $35.7 million, or 32.7% of net sales, versus $25.7 million, or 33.7% of net sales for the comparable prior year period. The improvement on a percentage basis is attributable to cost reductions in several legacy brands and continued operating leverage. The operating efficiencies offset incremental costs associated with the recently acquired Chambers, Tommy Bahama and Altama brands. Additionally, expenses for 2005 included $617,000 of severance and management restructuring charges, and $208,000 of pre-selling expenses related to the Company’s new Canadian subsidiary and legal costs associated with the Altama purchase price reduction. Operating income for the twelve months ended December 31, 2005 was $5.7 million, or 5.2% of net sales, down slightly from $5.9 million, or 7.7% of net sales, for the same period a year ago.
For the twelve months ended December 31, 2005, interest expense totaled $3.5 million, compared to $888,000 in the comparable prior-year period. This increase is related to increased acquisition and working capital debt associated with brand acquisitions and higher interest rates.
As of December 31, 2005, Phoenix Footwear’s cash and cash equivalents totaled $566,000. Total debt, including the Company’s outstanding line of credit, was $55.5 million, down from $58.7 million at September 30, 2005.
Unit Results
Royal Robbins
Fourth quarter 2005 net sales for Royal Robbins continued to be strong at $3.7 million, an increase of 24.5%, compared to $3.0 million a year ago. For the year, sales were $24.9 million, a 17.4% increase compared to 2004. Domestic sales continue to be strong, driving the increased sales in the fourth quarter. Additionally, during 2005, the Company finalized an agreement with its Canadian distributor, and as of January 2006, Royal Robbins began selling directly in Canada. Initial performance has been very positive and in line with the Company’s expectations. Over time, the Company expects to see higher sales and better margins in this region. Finally, the brand’s futures bookings continue to be very strong. While it is early in the fall bookings schedule, the initial results suggest Royal Robbins should experience continued growth through the fall of 2006.
Tommy Bahama Footwear
Sales from the Tommy Bahama Footwear brand, which was acquired in August of 2005, totaled $3.0 million in the fourth quarter. During the fourth quarter integration of Tommy Bahama continued, including a software conversion to Phoenix Footwear’s systems. The Company is optimistic about the potential for the Tommy Bahama Footwear brand, particularly under its new leader, Krista Treide, who started as President of the division in March. Ms. Treide joins Phoenix with over 15 years experience in footwear and brand management. Most recently, she was Vice President, Design, Operations and Brand Strategy at Global Brand Marketing, Inc. (GBMI). Her responsibilities included product creation, licensing and seasonal strategies for eight footwear, apparel and accessories brands, including Diesel. Prior to GBMI, she held various positions in brand management, merchandising and sales with major footwear companies, Nike and Reebok International. Additionally, Phoenix continues to migrate manufacturing of the Tommy Bahama men’s and women’s belts and accessories business in-house utilizing Chambers’ capacity and expects to see the benefits of direct sourcing in the second half of 2006.

Chambers
The acquisition of the Chambers Belt Company was completed in June of 2005. In the fourth quarter, the second full quarter as part of the Phoenix Footwear organization, net sales contribution was $10.3 million, representing 31.0% of total sales. The division is performing in line with the Company’s expectations. During the fourth quarter, Chambers continued to expand its distribution within both Wal-Mart and Kmart. Trials in Kmart have performed well and are expected to result in $1.0 million of incremental annual revenue beginning in the second half of this year. Additionally, Chambers’ Western division did particularly well in the fourth quarter.
Altama
Altama’s net sales for the fourth quarter of 2005 decreased 4.5% to $6.6 million, compared to net sales of $6.9 million for the fourth quarter of 2004. For the full year, sales were $23.0 million. The sales decline in the division continued to moderate. Sales from the Department of Defense are currently growing and Altama has bids for several large contracts outstanding and expects a decision to be made on each shortly. Additionally, during the fourth quarter, Altama opened over 60 retail accounts for the EXO-Speed™ tactical line of public safety boots and the Company is encouraged by their initial acceptance. The Company believes Altama will continue to see improvement during the first half of 2006, however, there is less visibility into the second half of the year, as the Company waits for the outcome of the pending contract bids and the potential renewal of the current DSCP combat boot contract.
SoftWalk
SoftWalk posted net sales of $2.7 million for the fourth quarter, down 5.9% from $2.9 million for the fourth quarter of 2004. For the full year, sales were $12.0 million, a 7.4% decline versus 2004. As previously mentioned, the decline in sales is primarily attributable to lost revenue associated with the loss of the Dillard’s account. Excluding sales from Dillard’s, SoftWalk experienced positive year-over-year sales growth. Additionally, gross margins for the brand improved during the fourth quarter and the positive trend continues into the first quarter of 2006. The improvement is a reflection of the acceptance at retail of the current product line. The positive trend is expected to continue as SoftWalk expands its customer base. During the fourth quarter, door counts at Belks were increased. Finally, the new SoftWalk Lights™ product line, which began shipping late in the third quarter, performed well at retail in the fourth quarter and the Company expects this trend to continue.
Trotters
Fourth quarter Trotters sales decreased 21.9% to $4.1 million, compared to $5.3 million for the same quarter a year ago. For the year, sales were $15.9 million, a 25.9% decline, due to previously reported design issues and poor consumer acceptance of the 2005 Trotters’ product line. The Company believes the resulting increase in mark downs and close-out sales is behind them. Gross margin for the Trotters division improved significantly in the second half of 2005 and continues into the first quarter of 2006. Trotters is expanding its customer relationships and recently reopened an account with the Brown Shoe Fit Corporation. The Company expects its Trotters brand to generate positive organic year-over-year growth and improved profitability for the full year 2006.
H.S. Trask
Net sales for H.S. Trask grew 4.1% in the fourth quarter to $2.8 million, compared to $2.7 million a year ago. For the year, sales increased 18.3% to $8.3 million, and excluding the impact from the loss of the Dillards account, sales growth would have been much more significant. Trask has experienced a recent pick-up in sales in its direct-to-consumer division, which led to enhanced margins in the fourth quarter. Additionally, the Company recently moved the responsibility for the Trask line to Bob Orlando, who also runs the Royal Robbins division. Under his direction, the line is being significantly refreshed and the Company remains enthusiastic about the long term direction of the brand.
Business Outlook
Due to the timing of the fourth quarter 2005 earnings release, the Company has elected to provide preliminary guidance for the first quarter 2006. Sales are currently expected to reach $37 to $39 million with earnings per diluted share of $0.18 to $0.20.
Additionally, as previously reported, the Company received a purchase price adjustment from the seller of its Altama brand in early January 2006. The net effect of this transaction is expected to result in a one-time after tax gain of approximately $1.6 million or $0.19 per diluted share, which will be reported in the first quarter of 2006. This amount is in addition to the earnings forecast referenced above .
Fourth Quarter and Full Year 2005 Conference Call
Phoenix Footwear will host a conference call to discuss the fourth quarter results today at 4:30 p.m. Eastern Time. To participate in the conference call, investors should dial 877-704-5385 ten minutes prior to the scheduled start time. International callers should dial 913-312-1303. For those unable to participate in the live call, a replay will be available beginning Thursday, March 23, 2006, at 7:30 p.m. Eastern Time, through Thursday, March 30, 2006, at midnight Eastern Time. To access the replay, dial 888-203-1112 (passcode: 9461626). International callers should dial 719-457-0820 and use the same passcode. The call will also be broadcast live over the Internet and can be accessed on the Investor section of Phoenix Footwear’s website at www.phoenixfootwear.com. For those unable to participate during the live broadcast, the webcast will be archived.
About Phoenix Footwear Group, Inc.
Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets a diversified selection of men’s and women’s dress and casual footwear, belts, personal items, outdoor sportswear and travel apparel. The Company’s moderate-to-premium priced brands include Royal Robbins® apparel, the Tommy Bahama®, Trotters®, SoftWalk®, Strol®, H.S. Trask®, and Altama® footwear lines, and Chambers Belts®. Emphasizing quality, fit and traditional and authentic designs, these brands comprise over 100 different styles of footwear, 750 styles of personal accessories, and over 250 styles of apparel products, primarily sold through department stores, specialty retailers and catalogs. Phoenix Footwear Group, Inc. is traded on the American Stock Exchange under the symbol PXG.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding the expected performance for 2006, statements regarding the expected benefits of current and future contracts and orders, statements regarding the expected impact of the Chambers Belt and Tommy Bahama transactions on Phoenix Footwear’s fiscal 2006 operating results, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. Investors are cautioned that all forward- looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in Phoenix Footwear’s Quarterly Report on Form 10-Q for quarter ended October 1, 2005 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. These include without limitation: risks related to the Company’s acquisition efforts, including: the possibility that the Chambers Belt and Tommy Bahama acquisitions will not achieve anticipated benefits from the acquisition, or that the Company will not successfully integrate Chambers Belt and Tommy Bahama’s operations without encountering difficulties such as unanticipated costs, possible difficulty in retaining customer, supplier, licensor or manufacturing relationships, the failure to retain key employees, the diversion of management attention or failure to integrate the Company’s information and accounting systems; changing consumer preferences and fashion trends; competition from other companies in the Company’s markets; the concentration of the Company’s sales to a relatively small group of customers; the potential financial instability of the Company’s customers; the Company’s ability to protect its intellectual property rights; the risk of losing third party trademark licenses; the risks of doing business in international markets; the Company’s reliance on independent manufacturers; disruptions in Altama’s manufacturing system; the Company’s ability to replace revenues from lost sales to the DoD of products planned to be discontinued; the loss of one or more senior executives; adverse changes in U.S. government spending priorities; failure to retain existing U.S. government contracts or win new contracts; failure to obtain option awards, task orders, or funding under contracts; risks of contract performance; risks of contract termination, either for default or for the convenience of the U.S. government; adverse results of U.S. government audits of our U.S. government contracts; risks associated with complex U.S. government procurement laws and regulations; delays in acceptance of delivery of government orders; fluctuations in the price, availability and quality of raw materials; a decline in general economic conditions; the difficulty in evaluating our recent operating results given the significance of the Company’s recent acquisitions to its operations; the risk of dilution to investors and increased leverage from the financing of recent and any future acquisitions; the risk of foreclosure on the Company’s assets by its lenders in the event of a default under its secured credit arrangement; the possibility of impairment charges resulting from future adjustments to the value of goodwill recorded in connection with past or future acquisitions; the risk of dilution to stockholders’ ownership percentage as the result of the exercise of outstanding stock options; the negative effect on investment value and growth opportunities from a charge to earnings from the compensation of employees under our employee retirement plan; the control over the Company by a principal stockholder; the Company’s ability to manage inventory levels; and, fluctuations in its financial results as a result of the seasonality in its business. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All forward-

looking statements included in this press release are based on our current expectations and projections about future events, based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statements.
The Company has discussed organic sales growth, which is a non-GAAP financial measure of reported sales, which excludes net sales of our recently acquired brands for the fourth quarter and full year of fiscal 2005, and full year of fiscal 2004. Management believes that discussing organic sales growth provides a better understanding of the Company’s net sales performance and trends than reported revenue because it allows for more meaningful comparisons of current-period revenue to that of prior periods on a comparable basis. A reconciliation of the non-GAAP financial measures contained in the financial tables contained in this release under the heading “Condensed Net Sales Information.”
Contacts:

Kenneth Wolf	Andrew Greenebaum/Allyson Pooley
Chief Financial Officer	Integrated Corporate Relations, Inc.
Phoenix Footwear Group, Inc.	(310) 395-2215
(760) 602-9688	agreenebaum@icrinc.com or
apooley@icrinc.com
# # #

Phoenix Footwear Group, Inc.
Consolidated Condensed Statement of Operations

	For the Quarter Ended				For the Fiscal Year Ended
	(Unaudited)
	December 31,		January 1,		December 31,		January 1,
	2005		2005		2005		2005
Net sales	$33,161,000	100.0%	$20,696,000	100.0%	$109,189,000	100.0%	$76,386,000	100.0%
Cost of goods sold	20,764,000	62.6%	13,378,000	64.6%	67,822,000	62.1%	44,802,000	58.7%

Gross profit	12,397,000	37.4%	7,318,000	35.4%	41,367,000	37.9%	31,584,000	41.3%

Operating expenses:
Selling and administrative expenses	$10,115,000	30.5%	$7,516,000	36.3%	$32,933,000	30.2%	$24,500,000	32.1%
401k stock grant compensation	233,000	0.7%	163,000	0.8%	934,000	0.9%	653,000	0.9%
Amortization	408,000	1.2%	191,000	0.9%	1,222,000	1.1%	457,000	0.6%
Other expense, net		—%	51,000	0.2%	617,000	0.6%	114,000	0.1%

Total operating expenses	10,756,000	32.4%	7,921,000	38.3%	35,706,000	32.7%	25,724,000	33.7%

Income from operations	1,641,000	4.9%	(603,000)	-2.9%	5,661,000	5.2%	5,860,000	7.7%
Interest expense	$1,374,000		$385,000		$3,495,000		$888,000

Income before income taxes	267,000	0.8%	(988,000)	-4.8%	2,166,000	2.0%	4,972,000	6.5%
Income tax provision	$196,000		$(364,000)		$975,000		$1,990,000

Net income	$71,000	0.2%	$(624,000)	-3.0%	$1,191,000	1.1%	$2,982,000	3.9%

Earnings per common share:
Basic	$0.01		($0.08)		$0.15		$0.51
Diluted	$0.01		($0.08)		$0.15		$0.48

Weighted-average shares outstanding:
Basic	7,988,058		7,347,610		7,760,173		5,793,920
Diluted	8,330,167		7,347,610		8,129,107		6,277,222

Phoenix Footwear Group, Inc.
Consolidated Condensed Balance Sheets

	As of	As of
	December 31,	January 1,
ASSETS	2005	2005
Current assets:
Cash	$566,000	$694,000
Accounts receivable, net	21,802,000	11,177,000
Other accounts receivable	127,000	911,000
Inventories, net	37,232,000	28,317,000
Other current assets	2,043,000	3,227,000

Total current assets	61,770,000	44,326,000
Property, plant & equipment, net	4,538,000	3,530,000
Goodwill & unamortizable intangibles	58,968,000	45,475,000
Intangible assets, net	12,082,000	4,728,000
Other assets	2,760,000	121,000

	$140,118,000	$98,180,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$13,215,000	$7,568,000
Accrued expenses	3,752,000	3,543,000
Notes payable — current	9,425,000	3,656,000
Other liabilities	1,413,000	400,000

Total current liabilities	27,805,000	15,167,000

Notes payable, non-current	46,116,000	22,951,000
Other long term liabilities	2,685,000	1,111,000
Deferred income tax	9,357,000	9,265,000

Total liabilities	85,963,000	48,494,000

Stockholders’ equity	54,155,000	49,686,000

	$140,118,000	$98,180,000

Phoenix Footwear Group, Inc
Condensed Net Sales
(Unaudited)
Net Sales by Brand

	Quarter Ended
	December 31,	January 1,	Growth / Decline
	2005	2005	Dollars	Percent
Trotters	$4,143,000	$5,302,000	$(1,159,000)	-21.9%
SoftWalk	2,687,000	2,856,000	(169,000)	-5.9%
H.S. Trask	2,800,000	2,690,000	110,000	4.1%
Royal Robbins	3,680,000	2,957,000	723,000	24.5%

	13,310,000	13,805,000	(495,000)	-3.6%

Altama (1)	6,579,000	6,891,000	(312,000)	-4.5%
Chambers (2)	10,287,000	0	10,287,000
Tommy Bahama (3)	2,985,000	0	2,985,000

	$33,161,000	$20,696,000	$12,465,000	60.2%

	Fiscal Year Ended
	December 31,	January 1,	Growth / Decline
	2005	2005	Dollars	Percent
Trotters	$15,935,000	$21,493,000	($5,558,000)	-25.9%
SoftWalk	12,042,000	12,999,000	(957,000)	-7.4%
H.S. Trask	8,330,000	7,040,000	1,290,000	18.3%
Royal Robbins	24,909,000	21,218,000	3,691,000	17.4%

	61,216,000	62,750,000	(1,534,000)	-2.4%

Altama (1)	23,022,000	13,636,000	9,386,000	68.8%
Chambers (2)	19,997,000		19,997,000
Tommy Bahama (3)	4,954,000		4,954,000

	$109,189,000	$76,386,000	$32,803,000	42.9%

(1)	The Company completed its acquisition of Altama Delta Corporation on July 19, 2004.

(2)	The Company acquired substantially all of the net assets of Chambers Belt Company on June 29, 2005.

(3)	The Company acquired substantially all the net assets of the Paradise Shoe Company and the Tommy Bahama footwear license rights on August 4, 2005.